Exhibit 10.1
PROGRESS SOFTWARE CORPORATION
2011 FISCAL YEAR COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS
A.	Amounts of 2011 Fiscal Year Compensation
•	Annual Board Retainer (cash): $75,000
•	Additional Annual Non-Executive Chairman Retainer (cash): $37,500
•	Committee fees (cash):

Audit Committee:	$25,000 for Chair $20,000 for Members

Nominating and Corporate
Governance Committee:	$12,500 for Chair $10,000 for Members

Compensation Committee:	$20,000 for Chair $15,000 for Members

Special Committees: (while in use)	$25,000 for Chair $20,000 for Members
Equity Component:
•	$200,000 to be delivered in two equal installments (as set forth below under “Timing”), consisting of a combination of Options and Director Shares. The split between Options and Director Shares will be determined by each Director individually by written election made at least seven (7) calendar days in advance of the issuance of the first installment of the Equity Component.
•	The annual election will be expressed as a percentage of the total Equity Component (e.g., 50% in Options and 50% in Director Shares) and may consist of all Options, all Director Shares or any combination thereof. Such election will be irrevocable and will apply to both installments of the Equity Component. If a Director fails to make a timely election, the Corporation will apply a 50/50 split between Options and Director Shares with respect to that Director.
•	The number of Options to be issued in an installment will be determined by dividing one-half of the Options elected by the Director by the Black-Scholes value on the grant date, and the number of Director Shares to be issued in an installment will be determined by dividing one half of the Director Shares elected by the Director by the fair market value of Company common stock on the date of issuance.

•	The Director Shares will be full value shares of Company common stock and will not be subject to any vesting requirement or transfer or other restrictions. Options will be fully vested upon issuance.
Timing
•	Annual fiscal year cash compensation will be paid in two installments, at the Compensation Committee meetings in April (or such later time as the Company’s Annual Meeting of Shareholders occurs) and October. The April payment is for service from December 1 through May 31, and the October payment is for service from June 1 through November 30. Amounts paid will be pro-rated for partial year service, with a fractional month of service rounded to a whole month. Accordingly, if a Director resigns from the Board, is removed from the Board by a vote, is removed from the Board due to a change in control, or dies in office, he or she is paid a pro-rated amount for service through date of termination of service. Similarly a Director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year compensation. The same proration rule will also apply to any partial year service on any committee.
B. Initial Director Appointment Grant
Each newly elected Director shall receive an Initial Director Appointment Grant of $300,000 of Option equivalent shares at the first April or October grant date following his or her election to the Board. The split between Options and DSUs will be determined by each Director individually by written election made at least seven (7) calendar days in advance of the issuance of the Initial Director Appointment Grant. Such election will be expressed as a percentage of the Initial Director Appointment Grant (e.g., 50% in Options and 50% in DSUs) and may consist of all Options, all Deferred Stock Units (“DSUs”) or any combination thereof, with each DSU having a value equivalent to 2.5 Options; provided, however, that if the Corporation modifies the value equivalent ratio between restricted equity issued to employees and Options, such modified value equivalent ratio shall thereafter apply to any subsequent Initial Director Appointment Grant. The precise number of Options and/or DSUs to be issued to the newly elected Director will be determined by dividing the dollar amount of the Options by the Black Scholes value on the date of grant and the dollar amount of the DSUs by the fair market value of Company common stock on the date of issuance.
Options and DSUs will vest over a 48-month period, beginning on the first day of the month following the month the Director joins the Board, with full acceleration upon a change in control. Initial Director Appointment Options shall contain such other similar terms as applicable to employee options. DSUs will be settled upon a Director’s separation from service from the Board of Directors or change in control, if earlier, and not upon vesting.

C. Stock Retention Guidelines
All non-employee Directors must hold 7,500 shares of the Corporation’s common stock, which for purposes of this requirement shall include Director Shares and vested DSUs. Directors have five years to attain this guideline from the date of election to the Board.
D. Miscellaneous
Employee Directors shall not be entitled to participate in the 2011 Director Compensation Plan.

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